Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into (1) the Registration Statement on Form S-8 (No. 333-196855) and Form S-3 (No. 333-205565) (including any amendments or supplements thereto, related appendices, and financial statements) of Memorial Resource Development Corp. (collectively referred to herein as the "Registration Statements")  and (2) the 2015 annual report on Form 10-K of Memorial Resource Development Corp. (the "Annual Report") of our report, dated January 20, 2016, with respect to our audit of estimates of proved reserves and future net revenues to the Memorial Resource Development Corp. interest, as of December 31, 2015. We also hereby consent to all references to our firm or such reports included in or incorporated by reference into such Registration Statements and Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas

February 24, 2016

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